Exhibit 99.3

American Tire Distributors Holdings, Inc.

Unaudited Pro Forma Condensed Combined Financial Information

On January 31, 2014, pursuant to an Agreement and Plan or Merger, dated January 24, 2014 (the “Merger Agreement”), among ATD Merger Sub II LLC (“Merger Sub”), an indirect wholly-owned subsidiary of American Tire Distributors Holdings, Inc. (“Holdings” or the “Company”) and American Tire Distributors, Inc., a direct wholly-owned subsidiary of Holdings (“ATDI”), Hercules Tire Holdings LLC, a Delaware limited liability company (“Hercules Holdings”), the equityholders of Hercules Holdings (each a “Seller” and, collectively, the “Sellers”) and the Sellers’ Representative, Merger Sub merged with and into Hercules Holdings, with Hercules Holdings being the surviving entity (the “Merger”). As a result of the Merger, Hercules Holdings became an indirect wholly-owned subsidiary of Holdings. Hercules Holdings owns all of the capital stock of The Hercules Tire & Rubber Company, a Connecticut corporation (“Hercules”). Hercules Holdings has no material assets or operations other than its ownership of Hercules. Hercules is engaged in the business of purchasing, marketing, distributing and selling after-market replacement tires for passenger cars, trucks, and certain off road vehicles to tire dealers, wholesale distributors, retail distributors and others in the United States, Canada and internationally.

The Merger closed for an aggregate purchase price of approximately $319.4 million (the “Closing Purchase Price”), consisting of cash consideration of $311.5 million, contingent consideration of $2.5 million and non-cash consideration for debt assumed of $5.4 million. The Merger Agreement provides for the payment of up to $7.5 million in additional consideration contingent upon the occurrence of certain post-closing events (to the extent payable, the “Additional Purchase Price” and, collectively with the Closing Purchase Price, the “Purchase Price”). The Closing Purchase Price is subject to certain post-closing adjustments, including, but not limited to, working capital adjustments.

The cash consideration paid for the Merger was funded by a combination of the issuance of Additional Senior Subordinated Notes, as defined and as more fully described below, a drawdown of approximately $40.4 million under Holdings’ U.S. ABL Facility, and an equity contribution of $50.0 million from Holdings’ indirect parent. The equity contribution was funded from proceeds of the sale by Accelerate Parent Corp., Holdings’ indirect parent, of common stock to affiliates of TPG Capital L.P. and certain co-investors.

In connection with the consummation of the Merger, on January 31, 2014, ATDI completed the sale to certain purchasers of $225.0 million in aggregate principal amount of its 11.50% Senior Subordinated Notes due 2018 (the “Additional Senior Subordinated Notes”). The net proceeds to ATDI from the sale of the Additional Senior Subordinated Notes was approximately $221.1 million.

The unaudited pro forma condensed combined financial information herein is based upon the historical consolidated financial statements of the Company and Hercules and has been prepared to illustrate the effects of the Merger. The Company and Hercules have different fiscal year ends. The Company’s fiscal year is based on either a 52- or 53 week period ending on the Saturday closest to each December 31 while Hercules’ fiscal year ends on October 31. Accordingly, the unaudited pro forma condensed combined balance sheet as of December 28, 2013 combines the Company’s historical audited consolidated balance sheet as of December 28, 2013 with Hercules’ historical audited consolidated balance sheet as of October 31, 2013. The unaudited pro forma condensed combined balance sheet as of December 28, 2013 gives effect to the Merger as if it had occurred on December 28, 2013, and includes only factually supportable adjustments that are directly attributable to the Merger regardless of whether they have a continuing impact or are nonrecurring. The unaudited pro forma condensed combined statement of operations for the year ended December 28, 2013 combines the Company’s historical audited consolidated statement of operations for the year ended December 28, 2013 with Hercules’ historical audited consolidated statement of operations for the year ended October 31, 2013. The unaudited pro forma condensed combined statement of operations for the year ended December 28, 2013 gives effect to the Merger as if it had occurred on December 30, 2012 (the first day of the Company’s 2013 fiscal year), and includes only factually supportable adjustments that are directly attributable to the Merger and expected to have a continuing effect.

The Merger has been accounted for using the acquisition method of accounting in accordance with current accounting guidance for business combinations and non-controlling interest. As a result, the total purchase price has been preliminarily allocated to the net tangible and intangible assets acquired and liabilities assumed of Hercules based on their estimated fair values. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed is recognized as goodwill. The preliminary allocation reflects management’s best estimates of fair value, which are based on key assumptions of the Merger, including prior acquisition experience, benchmarking of similar acquisitions and historical data. In addition, portions of the preliminary allocation are dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Upon completion of detailed valuation studies and the final determination of fair value, the Company may make additional adjustments to the fair value allocation, which may differ significantly from the valuations set forth in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statement of operations is based on estimates and assumptions, which have been made solely for the purposes of developing such pro forma information. Pro forma adjustments arising from the Merger are derived from the estimated fair value of the assets acquired and liabilities assumed included in the preliminary purchase price allocation. The unaudited pro forma condensed combined statement of operations also includes certain purchase accounting adjustments such as increased amortization expense on acquired intangible assets, changes in interest expense on the debt incurred to complete the Merger and debt repaid as part of the Merger as well as the tax impacts related to these adjustments. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable.

The unaudited pro forma condensed combined financial information has been presented for information purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the business combination been completed as of the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined company. As a result, they do not reflect future events that may occur after the Merger, including the potential realization of any cost savings from operating efficiencies, synergies, restructuring or any other costs relating to the integration of the two companies. Therefore, the actual amounts recorded as of the date of the Merger and thereafter may differ from the information presented herein.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the:

•	The Current Report on Form 8-K filed with the SEC on February 3, 2014, as amended by Current Report on Form 8-K/A Amendment No. 1 (the “Form 8K/A”) of which these unaudited pro forma condensed combined financial statements are included as Exhibit 99.3;

•	Accompanying notes to these unaudited pro forma condensed combined financial statements;

•	Holdings’ audited consolidated financial statements, including the related notes thereto contained in Holdings’ Annual Report on Form 10-K for the fiscal year ended December 28, 2013;

•	Separate audited consolidated financial statements of Hercules for the years ended October 31, 2013 and 2012, included in Exhibit 99.1 of this report; and

•	Separate audited consolidated financial statements of Hercules for the years ended October 31, 2012 and 2011, included in Exhibit 99.2 of this report.

American Tire Distributors Holdings, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 28, 2013

(In Thousands of US Dollars)

			Pro Forma		Pro Forma
	Holdings	Hercules	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$35,760	$5,831	$—		$41,591
Accounts receivable, net	305,247	95,475	—		400,722
Inventories	772,733	135,268	18,674	(A)	926,675
Deferred income taxes	15,719	4,054	(7,283	) (B)	12,490
Assets held for sale	910	—	—		910
Other current assets	20,053	4,452	—		24,505

Total current assets	1,150,422	245,080	11,391		1,406,893

Property and equipment, net	147,856	24,969	—		172,825
Goodwill	504,333	704	(704	) (C)
			59,464	(D)	563,797
Other intangible assets, net	713,294	6,324	(6,324	) (C)
			152,000	(E)	865,294
Other assets	43,421	3,792	(480	) (J)
			1,090	(F)	47,823

Total assets	$2,559,326	$280,869	$216,437		$3,056,632

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$563,691	$96,582	$—		$660,273
Accounts payable settlement arrangements	—	5,657	—		5,657
Accrued expenses	47,723	16,459	(3,200	) (G)
			(332	) (H)
			2,498	(I)	63,148
Bank line of credit	—	97,380	(97,380	) (J)	—
Current maturities of long-term debt	564	4,570	(3,640	) (J)	1,494

Total current liabilities	611,978	220,648	(102,054)		730,572

Long-term debt	966,436	8,615	(4,160	) (J)
			332	(H)
			221,063	(K)
			(298	) (L)
			43,346	(M)	1,235,334
Deferred income taxes	270,576	4,761	56,889	(B)	332,226
Other liabilities	17,362	—	—		17,362
Commitments and contingencies
Stockholders’ equity:
Common stock	—	57,442	(57,442	) (N)	—
Additional paid-in capital	758,972	—	50,000	(O)	808,972
Accumulated (deficit) earnings	(56,898)	(10,217)	10,217	(N)
			(1,836	) (P)	(58,734)
Accumulated other comprehensive income (loss)	(9,100)	(380)	380	(N)	(9,100)

Total stockholders’ equity	692,974	46,845	1,319		741,138

Total liabilities and stockholders’ equity	$2,559,326	$280,869	$216,437		$3,056,632

See accompanying notes to unaudited pro forma condensed combined financial information.

American Tire Distributors Holdings, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal Year Ended December 28, 2013

(In Thousands of US Dollars)

			Pro Forma		Pro Forma
	Holdings	Hercules	Adjustments		Combined

Net sales	$3,839,269	$602,921	$—		$4,442,190
Cost of goods sold, excluding depreciation included in selling, general and administrative expenses below	3,188,409	496,068	—		3,684,477
Selling, general and administrative expenses	574,987	89,711	14,906	(Q)
			(833	) (H)	678,771
Transaction expenses	6,719	—	—		6,719

Operating income (loss)	69,154	17,142	(14,073)		72,223
Other income (expense):
Interest expense, net	(74,284)	(6,396)	5,269	(R)
			(833	) (H)
			(28,298	) (S)	(104,542)
Other, net	(5,172)	(1,952)	—		(7,124)

Income (loss) from operations before income taxes	(10,302)	8,794	(37,935)		(39,443)
Income tax provision (benefit)	(3,945)	3,209	(14,795	) (T)	(15,531)

Net income (loss)	$(6,357)	$5,585	$(23,140)		$(23,912)

See accompanying notes to unaudited pro forma condensed combined financial information.

American Tire Distributors Holdings, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of Presentation

On January 31, 2014, Holdings completed the acquisition of Hercules for approximately $319.4 million, subject to post-closing working capital adjustments. The Merger was accounted for under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), with Holdings treated as the accounting acquirer. Under the acquisition method of accounting, substantially all of Hercules’ assets acquired and liabilities assumed in the transaction were recorded by Holdings at their acquisition date fair values while transaction costs associated with the transaction were expensed as incurred.

These unaudited pro forma condensed combined financial statements were prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of the Securities and Exchange Commission Regulation S-X, and present the pro forma financial position and results of operations of the combined companies based upon the historical information after giving effect to the Merger and adjustments described in these footnotes. The unaudited pro forma condensed combined balance sheet is presented as if the Merger had occurred on December 28, 2013 and the unaudited pro forma condensed combined statement of operations for the year ended December 28, 2013 is presented as if the Merger had occurred on December 30, 2012. In addition, certain amounts in the Hercules’ consolidated financial statements have been reclassified to conform to the Company’s basis of presentation.

2. Preliminary Estimated Purchase Price Allocation

The Merger has been accounted for using the acquisition method of accounting in accordance with current accounting guidance for business combinations and non-controlling interest. As a result, the total purchase price has been preliminarily allocated to the net tangible and intangible assets acquired and liabilities assumed of Hercules based on their estimated fair values. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed is recognized as goodwill. The preliminary allocation of the purchase price, as if the Merger occurred on December 28, 2013, is as follows:

In thousands
Cash	$5,831
Accounts receivable	95,475
Inventory	153,942
Other current assets	4,452
Property and equipment	24,969
Intangible assets	152,000
Other assets	3,312

Total assets acquired	439,981
Accounts payable	102,239
Accrued and other liabilities	12,927
Deferred income taxes	64,879

Total liabilities assumed	180,045
Net assets acquired	259,936
Goodwill	59,464

Purchase price allocation	$319,400

The accounting for the Merger is based on currently available information and is considered preliminary. In addition, portions of the preliminary allocation are dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement, including the valuation for property and equipment. Upon completion of detailed valuation studies and the final determination of fair value, the Company may make additional adjustments to the fair value allocation, which may differ significantly from the valuations presented in these unaudited pro forma condensed combined financial statements.

3. Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The following is a summary of pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet. These adjustments are based on preliminary estimates, which may change as additional information is obtained:

(A)	Reflects an adjustment to Hercules’ inventory to its estimated fair market value, which is the estimated selling price less the sum of (a) costs of disposal and (b) a reasonable profit margin for completing the selling effort. The unaudited pro forma condensed combined statement of operations does not reflect the impact on cost of goods sold of an increase of $18.7 million of this estimated purchase accounting adjustment; this amount is directly related to the Merger and is not expected to have a continuing impact on Holdings’ operations.

(B)	Reflects the estimated deferred taxes effect related to the pro forma adjustments based upon a statutory tax rate of 39.0%, which differs from Holdings effective tax rate of 39.6%. Deferred tax assets decreased as a result of the increase in the value of Hercules’ inventory; and deferred tax liabilities increased as a result of the increase in the preliminary estimated fair market value of Hercules’ customer list and trade name intangible assets.

(C)	Represents the elimination of Hercules’ pre-acquisition goodwill of $0.7 million and $6.3 million of other identifiable intangible assets, net.

(D)	Reflects the excess of the purchase price over the preliminary fair value of identified assets acquired and liabilities assumed (See Note 2). The goodwill will not be amortized, but instead will be tested for impairment at lease annually and whenever events or circumstances have occurred that may indicate a possible impairment exists. In the event management determines the fair value of the goodwill becomes impaired, Holdings will incur a charge for the amount of the impairment during the period in which the determination was made. The $59.5 million of goodwill is attributable to the workforce of the acquired business, strategic opportunities and synergies that are expected to arise from the Merger with Hercules. The goodwill is not expected to be deductible for tax purposes.

(E)	Reflects the estimated fair value of identifiable intangible assets based upon a preliminary valuation analysis for the purpose of these unaudited pro forma condensed combined financial statements. The Company utilized the excess earnings method, a derivation of the income approach, to determine the fair value of the identifiable intangible assets. The preliminary allocation of identifiable intangible assets and their useful lives are as follows:

	Estimated	Estimated Fair
Dollars In thousands	Useful Life	Value
Customer list	18 years	$143,500
Tradename	15 years	8,500

Total		$152,000

(F)	Reflects the capitalization of deferred financing costs of $0.4 million incurred in connection with the Second Amendment to Sixth Amended and Restated Credit Agreement and $0.7 million incurred for the issuance of the Additional Senior Subordinated Notes. These costs are deferred and recognized over the term of the respective debt; see (S) below.

(G)	Reflects the elimination of Hercules incentive compensation liability payable upon a change in control and thus paid upon the closing of the Merger.

(H)	Reflects the reclassification of certain amounts in Hercules’ historical consolidated financial statements to conform to the Company’s basis of presentation.

(I)	Represents the estimated fair value of a contingent consideration liability related to the occurrence of a performance-related event.

(J)	Reflects the elimination of Hercules’ bank line of credit of $97.4 million and long-term debt of $7.8 million, which were not assumed with the Merger. In addition, reflects the elimination of $0.5 million of Hercules’ net deferred financing costs associated with these debt instruments.

(K)	Represents the additional debt to finance the Merger, in the form of the Additional Senior Subordinated Notes. The aggregate principal amount of the Additional Senior Subordinated Notes is $225.0 million and accrues interest at 11.50%. The net proceeds from the sale of the Additional Senior Subordinated Notes are approximately $221.1 million.

(L)	Represents an adjustment to record debt assumed in conjunction with the Merger at its estimated fair value.

(M)	As of the Merger date, the Company increased its outstanding balance under its U.S. ABL Facility by $43.3 million. These proceeds were used to fund a portion of the Merger and to pay transaction costs of approximately $2.9 million.

(N)	Represents the elimination of Hercules’ historical stockholders’ equity.

(O)	Represents an equity contribution from Holdings’ indirect parent.

(P)	Reflects the payment of transaction costs of $1.8 million incurred subsequent to December 28, 2013, related to the Merger, which were funded by the Company’s U.S. ABL Facility. The impact of the transaction costs have not been reflected in the unaudited pro forma condensed combined statement of operations since these costs are nonrecurring in nature.

Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

The following is a summary of pro forma adjustments reflected in the unaudited pro forma condensed combined statement of operations. These adjustments are based on preliminary estimates, which may change as additional information is obtained:

(Q)	Represents $15.4 million for the estimated amortization of the finite-lived intangible assets, discussed in (E) above, based upon the preliminary valuation and estimated useful lives. The estimated useful lives have been determined based upon various accounting studies, historical acquisition experience, economic factors and future cash flows. This adjustment is also net of $0.5 million for the reversal of the amortization of identifiable intangible assets as previously recorded by Hercules that has been eliminated.

(R)	Represents the reversal of the interest expense recognized by Hercules’, including amortization of deferred financing costs, related to Hercules’ debt that was not assumed by Holdings and paid-off in conjunction with the Merger.

(S)	Represents the estimated increase in interest expense associated with the issuance of the Additional Senior Subordinated Notes and the incremental borrowings incurred on the Company’s U.S. ABL Facility, both of which were used to finance the Merger. In addition, the incremental amortization of deferred financing costs was included to determine the total increase in interest expense.

The estimated increase in interest expense is calculated as follows:

In thousands
Interest expense on Additional Senior Subordinated Notes (1)	$25,875
Increase in interest expense on U.S. ABL Facility (2)	1,510
Amortization of the original issue discount related to the Additional Senior Subordinated Notes	737
Incremental amortization of deferred financing costs related to the Additional Senior Subordinated
Notes and the U.S. ABL Facility	176

Net adjustment	$28,298

(1)	Represents additional interest expense related to the $225.0 million of Additional Senior Subordinated Notes used to finance a portion of the Merger, based on a fixed interest rate of 11.5%.
(2)	Represents additional interest expense related to the $43.3 million of incremental borrowings incurred on the Company’s U.S. ABL Facility used to finance a portion of the Merger. The Company used the weighted-average interest rate of 3.5% for the fiscal year ended December 28, 2013 to calculate the estimated increase in interest expense related to incremental borrowings under the U.S. ABL Facility.

A 0.125% change to interest rates on our U.S. ABL Facility would result in a change in pro forma interest expense of approximately $0.1 million for the year ended December 28, 2013.

(T)	Represents the income tax effect of the pro forma adjustments using a combined federal and state statutory income tax rate of 39.0%. This rate is an estimate and does not take into account future tax strategies that may apply to the combined Company.